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                                                                         EX-21.0


                              LIST OF SUBSIDIARIES

        We currently have the following wholly-owned subsidiaries:

1. FutureLink Micro Visions Corp., a Delaware corporation, doing business as FutureLink

2. FutureLink Pleasanton Corp., a Delaware corporation, doing business as FutureLink

3. FutureLink Async Corp., a Delaware corporation, doing business as FutureLink

4. FutureLink VSI Corp., a Maryland corporation, doing business as FutureLink

5. FutureLink Madison Corp., a Delaware corporation, doing business as FutureLink

6. FutureLink Canada Corp., an Alberta corporation, doing business as FutureLink

7. KNS Holdings Limited, a U.K. corporation, which wholly owns FutureLink Europe Limited, a U.K. corporation

8. 3045207 Nova Scotia Company, a Nova Scotia unlimited liability company which wholly owns 1423280 Ontario Inc., an Ontario corporation